EXHIBIT 99.1
Covidien Announces Leadership Appointment
DUBLIN, Ireland -- July 22, 2014-- Covidien plc (NYSE: COV) today announced that Bryan Hanson, who currently serves as group president, Medical Devices & U.S., will be elevated to the newly created position of group president, Covidien, effective Oct. 1. In this role, Hanson will have global responsibility for all Covidien business segments.
Hanson has overseen the company’s Surgical Solutions, Vascular Therapies and Respiratory & Monitoring Solutions business units, as well as its Health Systems organization, since October 2013. He recently assumed oversight of the company’s Emerging Markets business and will add responsibility for the company’s Developed Markets and Medical Supplies businesses when his appointment becomes effective.
“Bryan is a proven global leader who has deep experience in our industry and will help advance our company in delivering new value, products and capabilities to our customers and patients around the world,” said José E. Almeida, chairman, president and CEO, Covidien. “This new organizational structure addresses important business requirements while positioning Covidien for the future.”
Hanson joined Covidien in 1992 and has held positions of increasing responsibility in sales, marketing and general management. Prior to being appointed group president, Medical Devices & U.S., Hanson served as group president, Surgical Solutions, and president, Energy-based Devices. Hanson holds a Bachelor of Science degree in Finance from Florida State University.
About Covidien
Covidien is a global health care leader that understands the challenges faced by providers and their patients and works to address them with innovative medical technology solutions and patient care products.  Inspired by patients and caregivers, Covidien’s team of dedicated professionals is privileged to help save and improve lives around the world.  With more than 38,000 employees, Covidien operates in 150-plus countries and had 2013 revenue of $10.2 billion.  To learn more about our business visit www.covidien.com or connect with us on Twitter.
CONTACTS
Peter Lucht                    Coleman Lannum, CFA
Vice President                    Vice President
External Communications            Investor Relations
508-452-4168                    508-452-4343
peter.lucht@covidien.com            cole.lannum@covidien.com

Lisa Clemence                Todd Carpenter
Director                    Senior Director
Corporate Communications            Investor Relations
508-452-4375                    508-452-4363
lisa.clemence@covidien.com         todd.carpenter@covidien.com